EXHIBIT 20.1

CONTACTS:
Harrah's Entertainment, Inc.          Rio Hotel and Casino, Inc.
Media:                                Media and Investors:
Ralph Berry, (901) 762-8629           James A. Barrett, Jr.
                                      (702) 252-7733
Investors:
Charles Atwood, (901) 762-8852
Release # HET-09-98-0114



      HARRAH'S AND RIO TO USE PURCHASE METHOD OF ACCOUNTING


MEMPHIS,   TN/LAS   VEGAS,  NV,  SEPTEMBER  4,  1998  -  Harrah's

Entertainment,   Inc.  (NYSE:HET)  and  Rio  Hotel   and  Casino,

Inc.   (NYSE:RHC)  today  announced  that   they   have   amended

their  merger  agreement  to  eliminate  the  condition that  the merger  be  accounted  for  as  a  pooling  of interests.  Having reviewed  and  evaluated  all  aspects  of  the proposed  merger,

the  companies  determined  that  the  purchase  method   is  the

appropriate accounting treatment for this transaction.

       Purchase    accounting   will   improve    the    combined

company's    debt-to-capital   ratio   as    well    as    permit

increased   flexibility   in  managing  the   combined   company.

The   companies   continue  to  expect  the   transaction  to  be

accretive   to  earnings  in  the  first  year based on achieving

modest cost synergies.

                               11